Exhibit 99.1
Cronos Capital Corp.
c/o ACS Securities Services Inc.
3988 North Central Expy
Building 5, 6th Floor
Dallas, TX 75204
Tel: (866) 275-3711 (Toll Free)
November 12, 2007

Re:	Cronos Global Income Fund XVI, L.P. MacKenzie Patterson Fuller, L.P. (“MPF”) - Mini-Tender Offer
Dear Limited Partner:

We recently received a copy of correspondence that was sent to you, and the other limited partners in the Partnership, by MacKenzie Patterson Fuller, L.P. (“MPF”). That correspondence concerns a mini-tender offer to buy your Partnership Units. We express no opinion on MPF’s tender offer, recommending neither that you accept nor reject it. That is a decision you should make for yourself. However, there are several factors you should consider in evaluating the MPF tender offer.
Here are factors that you should consider in evaluating the MPF tender offer:
•	Book Value. At September 30, 2007, the book value per Unit of the outstanding Units of the Partnership stood at $6.00 per Unit.
•	MPF Retains Distributions. MPF’s offer is for $5.00 per Unit, less the amount of any cash distributions made by the Partnership after October 3, 2007 and less the Partnership’s $25 transfer fee.
•	MPF’s Price. MPF is offering you $5.00 per Unit. To reflect a more accurate view of the price that MPF is offering, you should consider the following:
The Partnership distributed $64.58 per $10,000 invested, or $0.129 per Unit, at the end of October 2007.
The $25 transfer fee for an investor who, as an example, invested $10,000 in the Partnership, would be $0.05 per Unit.
Therefore, after deducting the per-Unit cash distribution for October, as well as the transfer fee, a more accurate description of MPF’s offer would be approximately $4.82 per Unit, or a total of $2,410.00 for an investor who invested $10,000 in the Partnership.

Cronos Global Income Fund XVI, L.P.
November 12, 2007

•	Cash Distributions. The Partnership makes cash distributions to the limited partners, on a monthly basis, consisting of cash from operations as well as from sales proceeds. The Partnership has made the following distributions, per annum, for each of the past three years:

Cash Distribution
Year	Per Unit

2004	$1.37
2005	$1.71
2006	$2.08

Total	$5.16

The Partnership is in its liquidation phase of operations, yet approximately 76% of the original equipment remained in the Partnership’s fleet at September 30, 2007. Upon sale of this equipment, we anticipate that cash distributions from sales proceeds, between now and the dissolution of the Partnership, could aggregate up to $6.00 per Unit (based on current container sale prices). While these distributions are by no means assured, and would occur over time, we estimate that the distributions to investors from sales proceeds, alone, will exceed what we calculate you would receive from the sale of your Units to MPF.
•	Acceptances Are Irrevocable. Subject to compliance with the 2% safe harbor, discussed below, if you accept MPF’s offer, MPF states that your acceptance is irrevocable, even if you have an opportunity to sell your Units at a higher price elsewhere. On the other hand, MPF may elect not to purchase your Units if it concludes that there has been a material adverse change in the Partnership during the offering period.
•	2% Safe Harbor The Partnership observes the 2% safe harbor established by IRS regulations to preserve its tax status as a partnership. Pursuant to the 2% safe harbor, the Partnership does not recognize, for any purpose whatsoever, a proposed transfer of Units, other than exempt “private transfers,” if the 2% safe harbor would not be available to the Partnership. The MPF tender offer does not qualify as a private transfer. For 2007 to date, the Partnership has recognized transfers representing 0.86% of its outstanding Units. Accordingly, not counting any transfers in process or pending, the number of Units that will be recognized by the Partnership for transfer for the remainder of 2007 will not exceed 18,183 Units.
MPF has agreed with us that, if we notify MPF that the 2% safe harbor has been met, then MPF will not thereafter accept any Units tendered for purchase by MPF or any affiliate for the remainder of that calendar year, and, if any Units of the Partnership have been accepted by MPF or any affiliate for purchase at the time MPF receives any such notice and not yet approved by the General Partner for transfer on the books and records of the Partnership, MPF agrees to rescind the acceptance and return the Units and all transfer documentation to the tendering limited partner within two (2) business days of receipt of the General Partner’s notice to MPF that the 2% safe harbor has been met for the calendar year. (MPF need not rescind any purchase and return the Units and related transfer documentation if the General Partner’s notice is sent to MPF on or after December 10 — in such event, the Units would be held for processing to the following calendar year.)
•	Waiver of Legal Rights. If you accept MPF’s offer and sell your Units to MPF, then, according to MPF, you will waive your right to resolve any dispute that may arise between you and MPF (including any failure by MPF to pay for your Units) in a court of law, including before a jury of your peers. Furthermore, even if you are a resident of a state other than California, MPF could bring an action against you in Oakland, California to resolve any dispute between MPF and you.
•	The Cost of Arbitration. MPF purports to include a provision in its assignment form obligating you to resolve any dispute that may arise between you and MPF by binding arbitration in accordance with the rules of JAMS, in Oakland, California. MPF states that each party shall be responsible for advancing one-half of the costs of arbitration before JAMS, with the prevailing party entitled to reimbursement of its expenses, including attorneys fees, from the other party. You should be aware that the cost of a proceeding before JAMS can total many thousands of dollars per day in JAMS fees and expenses alone.

Cronos Global Income Fund XVI, L.P.
November 12, 2007

When considering a mini-tender offer by MPF, or by any other party, investors should exercise extreme caution. Don’t be rushed into making a decision concerning your investment in the Partnership. Confer with your broker and/or your financial and tax advisors and explore other liquidity options prior to making any decision if you wish to sell your Units.
Thank you for your consideration. If you have questions concerning mini-tender offers, please feel free to contact our Investor Services Department toll free at 1-866-275-3711 between the hours of 9:00am-5:00pm (CDT).
Very truly yours,

/s/ Elinor Wexler
Elinor Wexler
Vice President-Administration